Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-1

(Form Type)

Interactive Strength Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share(1)	Rule 457(o)	$10,000,002(2)	0.0001476	$1,476
	Equity	Warrants	Rule 457(g)	—(3)	—	—
	Equity	Pre-Funded Warrants	Rule 457(g)	—(3)(4)	—	—
	Equity	Placement Agent Warrants	Rule 457(g)	— (3) (5)	—	—
	Equity	Common stock, $0.0001 par value per share, issuable upon exercise of warrants	Rule 457(o)	$20,000,003(5)	0.0001476	$2,952
	Equity	Common Stock underlying Placement Agent Warrants	Rule 457(o)	$937,500 (6)(7)	0.0001476	$138.38

	Total Offering Amounts			$30,937,505		$4,566.38
	Total Fees Previously Paid					$4,428.00
	Total Fee Offsets					—
	Net Fee Due					$138.38

(1)

Includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)

Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.

(4)

The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Stock and Pre-Funded

Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $10,000,000.

(5)	Two warrants are being offered for every one share of Common Stock being offered.

(6)

We have agreed to issue to the representative of the placement agent warrants to purchase shares of Common Stock representing up to 7.5% of the Common Stock issued in the offering. The Placement Agent Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the Common Stock offered hereby.

(7)

We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the Placement Agent Warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the combined public offering price per share of Common Stock and accompanying warrants.